CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1, and any amendments thereto, to be filed by Aqua Clara Bottling & Distributing, Inc. of our Auditors' Report dated May 28, 1999, except as to Note 1 which is as of June 25, 1999, accompanying the Financial Statements of Aqua Clara Bottling & Distributing, Inc. and Subsidiary as of April 3, 1999, and to the use of our name under the caption "Experts" in the Prospectus.


Tedder, James, Worden & Associates, P.A.
Certified Public Accountants
Orlando, Florida
September 19, 2000